UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 22, 2017

FIRST INTERCONTINENTAL TECHNOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	333-199452	46-3289369
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3001 North Rocky Point East, Suite 200, Tampa, FL 33607

(Address of Principal Executive Offices)

800-304-2657

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported by the Company in its Schedule 14-F-1 filed on December 12, 2017 with the Commission, on November 27, 2017 Richard Davis resigned as CEO and Director of the Company, as did Officers and Directors Al Rushing and Michael Rushing. Their resignations were not the result of any disagreement with the policies, practices or procedures of the Company. Their resignations were not to become effective until 10 days following the mailing of the Schedule 14-F-1 to shareholders, in order to provide our majority shareholder, Dror Svorai, with sufficient time to interview and select suitable candidates for service as our new officers and directors.

On December 22, 2017, ten (10) days after the mailing of the Company’s Schedule 14-F-1 to our shareholders of record, the resignations of Al Rushing and Michael Rushing from all officer and director positions became effective.

Because this process of interviewing suitable candidates has taken the Company longer than expected, on December 22, 2017, Richard Davis agreed to continue serving as Interim CEO and Director until such time as the Company’s majority shareholder, Dror Svorai, has completed the vetting process, and has appointed suitable candidates to fill the Company’s Officer and Director positions.

At this time, Richard Davis continues to serve as Interim CEO and sole Director of the Company. Once additional officers and directors are appointed, the Company will file additional 8-K reports as necessary to inform investors of such appointments.

ITEM 9.01      Financial Statements and Exhibits.

NONE

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Intercontinental Technology, Inc.

By: /s/ Richard Davis

_ ____________________________

Richard Davis

Title: Interim CEO

Date: December 28, 2017

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